Exhibit 99.1

380 Sentry Parkway Blue Bell, PA 19422-0754
PRESS RELEASE
For Release: Immediate Contact: William Hitselberger (215) 665-5046

PMA Capital Announces Second Quarter 2005 Results

Blue Bell, PA, August 4, 2005 -- PMA Capital Corporation (NASDAQ: PMACA) today announced financial results for the second quarter of 2005. PMA Capital reported a modest profit for the second quarter of 2005 which was comparable to the same period of 2004. For the six months ended June 30, 2005, we had a net loss of $20.5 million, or 65 cents per share, compared to net income of $12.2 million, or 36 cents per diluted share, for the same period last year. Total assets were $3.2 billion as of June 30, 2005 compared with $3.3 billion as of December 31, 2004. Shareholders’ equity was $429.6 million as of June 30, 2005, compared with $445.5 million as of December 31, 2004. Book value per share was $13.47 as of June 30, 2005, compared to $14.06 at year-end 2004 and $13.00 at March 31, 2005.

The net loss for the first six months of 2005 included the first quarter after-tax charge of $23 million ($30 million pre-tax), or 73 cents per share, for prior year loss development at the Run-off Operations.

Vincent T. Donnelly, President and Chief Executive Officer commented, “For the second quarter, we continued to make progress towards improving our Company and achieving our objectives. At The PMA Insurance Group, our second quarter 2005 pre-tax operating income increased over the same period of 2004. We are pleased with the continued increase in new business written at The PMA Insurance Group, with new business increasing to $49.9 million in the first six months of 2005 from $26.2 million in the first six months last year. Our new business written through June 2005 has already surpassed the $46.4 million in new business for the full year of 2004, due in part to our success in recapturing accounts lost in 2004 as a result of the reduction and subsequent restoration of our A.M. Best financial strength rating. We are also pleased that our renewal retention rates continued to improve in the second quarter, and that pricing trends continue to be positive. We believe that this positive momentum in both new and renewal business will continue during the second half of 2005. We also continue to be diligent in managing our operating expenses, which have decreased by $4.9 million for the quarter and $9.5 million year-to-date at The PMA Insurance Group, compared to the same periods in 2004.”

Mr. Donnelly continued, "At the Run-off Operations, we continued with the execution of our run-off plan. We reduced our loss reserves by approximately $60 million since the end of 2004 and recorded no adverse loss development in the quarter."

Included in net income for the second quarter and net loss for the first six months of 2005 were after-tax net realized investment losses of $172,000, or one cent per diluted share, and after-tax net realized investment gains of $1.8 million, or six cents per share, compared to net realized investment gains of $1.5 million, or four cents per diluted share, and $7.1 million, or 19 cents per diluted share, for the same periods last year. After-tax net realized investment gains for the first six months of 2005 included $1.5 million for the decrease in the fair value of the derivative component of our 6.50% Convertible Debt.

The dilutive effect of our convertible debt did not impact results for the second quarters of 2005 or 2004 or for the first six months of 2005 but did reduce earnings for the first six months of 2004 by three cents per share.

Consolidated revenues for the second quarter of 2005 and 2004 were $105.9 million and $141.3 million, respectively. For the first six months of 2005, revenues were $214.5 million, compared to $379.7 million for the same period in 2004. The decreases in revenues for the quarter and year-to-date periods were primarily due to lower net premiums earned resulting from the run-off of our reinsurance business and lower earned premiums at The PMA Insurance Group. During the second quarter of 2005 we have seen a 9% increase in direct written premiums at The PMA Insurance Group compared to the same period of 2004. Although lower direct premiums written in the first quarter of 2005 caused our direct written premiums for the six month period ended June 30, 2005 to be 10% below the same period last year, we believe the increase in writings achieved during the second quarter will continue, and expect the increase in direct premiums written for the full year will be between 5% and 7%, compared to 2004.

Financial Condition

Total assets were $3.2 billion as of June 30, 2005, compared to $3.3 billion at December 31, 2004. Shareholders’ equity was $429.6 million as of June 30, 2005, compared with $445.5 million as of December 31, 2004. Book value per share was $13.47 as of June 30, 2005, compared to $14.06 at year-end 2004. The decreases in shareholders’ equity and book value per share are primarily due to the net loss. Net unrealized holding gains were $17.3 million, or 54 cents per share, as of June 30, 2005, compared to $13.6 million, or 43 cents per share, at year-end 2004, mainly due to lower market interest rates. At June 30, 2005, we had $21.7 million in cash and short-term investments at the holding company and its non-regulated subsidiaries.

As of June 30, 2005, our total outstanding debt had decreased to $211.9 million, compared to $214.5 million at December 31, 2004, due to the change in the fair value of the derivative component of the convertible debt during 2005. The components of our debt as of June 30, 2005 were as follows:

(dollar amounts in thousands)	Amount	Maturity
6.50% Convertible Debt	$99,140	2022	[1]
Derivative component of 6.50% Convertible Debt	10,742
4.25% Convertible Debt[2]	655	2022
8.50% Senior Notes	57,500	2018
Trust preferred debt	43,816	2033
Total long-term debt	$211,853

(1)
Holders, at their option, may require us to repurchase all or a portion of their debentures on June 30, 2009 at 114% of the principal amount. This debt may be converted at any time, at the holder's option, at a current price of $16.368 per share for $84.1 million principal amount and $15.891 per share for $15.0 million principal amount.

(2)	We retired $270,000 of this debt through open market purchases in the first six months of 2005. This debt may be converted at any time, at the holder's option, at a current price of $16.368 per share.

The PMA Insurance Group had statutory surplus of $299.2 million at June 30, 2005, compared to $300.0 million at December 31, 2004. The PMA Insurance Group has the ability to pay $23.5 million in dividends during 2005 without the prior approval of the Pennsylvania Insurance Department. The statutory surplus of PMA Capital Insurance Company, PMA Capital Corporation’s directly held reinsurance subsidiary, was $215.3 million at June 30, 2005, compared to $224.5 million at December 31, 2004.

Segment Operating Results

Operating income (loss), which we define as net income (loss) under accounting principles generally accepted in the United States of America (GAAP) excluding net realized investment gains and losses, is the financial performance measure used by our management and Board of Directors to evaluate and assess the results of our insurance businesses. Accordingly, we report operating results by segment in the disclosures required under SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information.” Our management and Board of Directors use operating results as the measure of financial performance for our insurance operations because (i) net realized investment gains and losses are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains and losses that do not relate to the operations of the individual segments. Operating income (loss) does not replace net income (loss) as the GAAP measure of our consolidated results of operations.

A reconciliation of our segment operating results as discussed below to GAAP net income (loss) is provided below.

	Three months ended		Six months ended
	June 30,		June 30,
(in thousands)	2005	2004	2005	2004
Pre-tax operating income (loss):
The PMA Insurance Group	$4,941	$2,809	$11,553	$9,368
Run-off Operations	1,133	624	(28,513)	9,570
Corporate & Other	(5,721)	(5,506)	(11,888)	(10,818)
Net realized investment gains (losses)	(265)	2,248	2,718	10,848
Pre-tax income (loss)	88	175	(26,130)	18,968
Income tax expense (benefit)	71	111	(5,596)	6,751
Net income (loss)	$17	$64	$(20,534)	$12,217

The PMA Insurance Group

The PMA Insurance Group reported pre-tax operating income of $4.9 million and $11.6 million for the second quarter and first six months of 2005, compared to $2.8 million and $9.4 million for the same periods last year.

Direct premiums written were $90.3 million for the second quarter of 2005, compared with $82.7 million for the second quarter of 2004. Direct premiums written were $199.2 million for the first six months of 2005, compared with $221.3 million for the comparable period last year. We wrote $25.9 million and $49.9 million of new business in the second quarter and first six months of 2005, up from $9.6 million and $26.2 million for the same periods last year. Our renewal retention rate on existing workers’ compensation accounts was 84% in the second quarter of 2005 compared to 57% for the second quarter of 2004 and 70% for the first six months of 2005, compared to 61% for same period of 2004. Net premiums written were $82.1 million for the second quarter of 2005, compared with $82.0 million for the second quarter of 2004. In the quarter, we recorded $8.3 million less assumed premiums in 2005 compared to the same period of 2004, which reduced our net premiums written. Net premiums written were $187.6 million for the first six months of 2005, compared with $217.2 million for the comparable period last year. The PMA Insurance Group continues to obtain price increases in all commercial lines of business, with average workers’ compensation rate increases of approximately 5% to date in 2005.

The combined ratio on a GAAP basis in 2005 was 104.3% for the second quarter and 103.8% for the first six months, compared to 105.6% and 104.2% for the same periods last year. The improvement in the combined ratio for the second quarter and first six months of 2005, compared to the same periods last year, primarily reflects an improved loss and LAE ratio, partially offset by increases in the total expense and policyholders’ dividend ratios.

The improved loss and LAE ratio primarily reflects a lower current accident year loss and LAE ratio in 2005, compared to 2004. Price increases and payroll inflation have offset an increase in overall loss trends in workers' compensation. We estimate our medical cost inflation, which is a significant component of loss costs, for 2005 to be approximately 11%. In addition, the loss ratio has benefited from our continued emphasis on managed care initiatives and a change in the geographic mix of our business. The increase in the total expense ratio in the second quarter and first half of 2005, compared to the same periods last year, is mainly due to the impact on the ratio of lower net premiums earned. Overall operating expenses at The PMA Insurance Group have decreased by $4.9 million and $9.5 million in the second quarter and first six months of 2005, compared to the same periods last year. The increase in the policyholders’ dividend ratio was a result of improved loss and LAE experience on certain business subject to dividends.

Net investment income was $7.7 million and $15.3 million for the second quarter and first six months of 2005, compared to $8.4 million and $16.4 million for the comparable periods of 2004, reflecting lower yields and a lower average invested asset base.

Run-off Operations

Run-off Operations includes the results of our former reinsurance and excess and surplus lines businesses. The Run-off Operations had pre-tax operating income of $1.1 million and a pre-tax operating loss of $28.5 million for the three and six months ended June 30, 2005, compared to pre-tax operating income of $624,000 and $9.6 million for the same periods last year. Results for the first six months of 2005 included the first quarter charge of $30 million for prior year loss development. Pre-tax operating income for the three and six months ended June 30, 2004 includes the $4 million charge for the reinsurance agreement covering potential adverse loss development. Net premiums earned, losses and LAE, and acquisition and operating expenses decreased significantly in the first half of 2005, compared to 2004, due to our exit from the reinsurance business.

Corporate and Other

The Corporate and Other segment primarily includes corporate expenses, including debt service. Corporate and Other recorded pre-tax operating losses of $5.7 million and $11.9 million for the three and six months ended June 30, 2005, respectively, compared to $5.5 million and $10.8 million for the same periods last year, reflecting higher interest expense, partially offset by lower operating expenses. Interest expense for three and six months ended June 30, 2005 increased by $1.1 million and $2.1 million over the comparable periods last year, due to a higher average amount of debt outstanding and higher interest rates on our convertible debt.

Quiet Period

During the quarter, PMA Capital corporate representatives may reiterate the guidance provided in this release both publicly and in meetings with investors, analysts, the media and others. Beginning upon the close of business on October 15, 2005 until such time as PMA Capital releases its third quarter earnings release PMA Capital will observe a “quiet period.” From and after commencement of the quiet period, the guidance contained in this release should be considered historical, speaking as of prior to the quiet period only and not subject to update by PMA Capital. During the quiet period, our spokespersons will not comment on our financial results or expectations other than through a press release or other publicly available document.

Conference Call with Investors

As a reminder, we will hold a conference call with investors beginning at 8:30 a.m. Eastern Time on Friday, August 5th to review our second quarter 2005 results. The conference call will be available via a live webcast over the Internet at www.pmacapital.com. To access the webcast, enter the Investor Information section, click on News Releases and then click on the microphone icon. Please note that by accessing the conference call via the Internet, you will be in a listen-only mode. The call-in numbers and passcodes for the conference call are as follows:

Live Call	Replay
888-396-2369 (Domestic)	888-286-8010 (Domestic)
617-847-8710 (International)	617-801-6888 (International)
Passcode 69377125	Passcode 71511411

A replay of the conference call will be available over the Internet or by dialing the call-in number for the replay and using the passcode. The replay will be available from approximately 12:00 p.m. Eastern Time on Friday, August 5th until 11:59 p.m. Eastern Time on September 1st.

Quarterly Statistical Supplement

Our Second Quarter Statistical Supplement, which provides more detailed historical information about us, is available on our website. Please see the Investor Information section of our website at www.pmacapital.com . You may also obtain a copy of this supplement by sending your request to:

PMA Capital Corporation
1735 Market Street
Philadelphia, PA 19103
Attention: Investor Relations

Alternatively, you may submit your request by telephone (215-665-5046) or by e-mail to InvestorRelations@pmacapital.com. We have also furnished a copy of this news release and the Statistical Supplement to the SEC under cover of Form 8-K dated August 4, 2005. A copy of the Form 8-K is available on the SEC’s website at www.sec.gov.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
The statements contained in this press release, including those made by individuals authorized to speak on behalf of PMA Capital Corporation (“we”, “our” or the “Company”) that are not historical facts are forward-looking statements and are based on estimates, assumptions and projections. Actual results may differ materially from those projected in the forward-looking statements.

These forward-looking statements are based on currently available financial, competitive and economic data and the Company’s current operating plans based on assumptions regarding future events. The Company’s actual results could differ materially from those expected by the Company’s management. The factors that could cause actual results to vary materially, some of which are described with the forward-looking statements, include, but are not limited to:

•
our ability to effect an efficient withdrawal from the reinsurance business, including the commutation of reinsurance business with certain large ceding companies, without incurring any significant additional liabilities;

•	adverse property and casualty loss development for events that we insured in prior years, including unforeseen increases in medical costs;
•
our ability to have sufficient cash at the holding company to meet our debt service and other obligations, including any restrictions such as those imposed by the Pennsylvania Insurance Department on receiving dividends from our insurance subsidiaries in an amount sufficient to meet such obligations;

•	our ability to increase the amount of new and renewal business written by The PMA Insurance Group at adequate prices;
•
any future lowering or loss of one or more of our financial strength and debt ratings, and the adverse impact that any such downgrade may have on our ability to compete and to raise capital, and our liquidity and financial condition;

•	adequacy and collectibility of reinsurance that we purchased;
•	adequacy of reserves for claim liabilities;
•	the uncertain nature of damage theories and loss amounts and the development of additional facts related to the attack on the World Trade Center;
•
regulatory changes in risk-based capital or other regulatory standards that affect the cost of, or demand for, our products or otherwise affect our ability to conduct business, including any future action with respect to our business taken by the Pennsylvania Insurance Department or any other state insurance department;

•	the impact of future results on the recoverability of our deferred tax asset;
•	the outcome of any litigation against us, including the outcome of the purported class action lawsuits;
•	competitive conditions that may affect the level of rate adequacy related to the amount of risk undertaken and that may influence the sustainability of adequate rate changes;
•	ability to implement and maintain rate increases;
•	the effect of changes in workers’ compensation statutes and their administration, which may affect the rates that we can charge and the manner in which we administer claims;
•	our ability to predict and effectively manage claims related to insurance and reinsurance policies;
•	uncertainty as to the price and availability of reinsurance on business we intend to write in the future, including reinsurance for terrorist acts;
•	severity of natural disasters and other catastrophes, including the impact of future acts of terrorism, in connection with insurance and reinsurance policies;
•	changes in general economic conditions, including the performance of financial markets, interest rates and the level of unemployment;
•	uncertainties related to possible terrorist activities or international hostilities and whether TRIA is extended beyond its December 31, 2005 termination date; and
•	other factors or uncertainties disclosed from time to time in our filings with the Securities and Exchange Commission.

You should not place undue reliance on any such forward-looking statements. Unless otherwise stated, we disclaim any current intention to update forward-looking information and to release publicly the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

PMA Capital Corporation
Selected Financial Data
(Unaudited)

	Three months ended June 30,
(dollars in thousands)	2005	2004

Direct premiums written:
The PMA Insurance Group	$90,282	$82,739
Run-off Operations	57	(161)
Corporate and Other	(220)	(225)
Consolidated direct premiums written	$90,119	$82,353

Net premiums written:
The PMA Insurance Group	$82,103	$81,962
Run-off Operations	1,504	(78,864)
Corporate and Other	(220)	(225)
Consolidated net premiums written	$83,387	$2,873

Revenues:
Net premiums earned:
The PMA Insurance Group	$85,541	$118,288
Run-off Operations	3,399	285
Corporate and Other	(220)	(225)
Consolidated net premiums earned	88,720	118,348
Net investment income	12,542	14,807
Realized gains (losses)	(265)	2,248
Other revenues	4,939	5,872
Consolidated revenues	$105,936	$141,275

Components of net income:
Pre-tax operating income (loss) (1):
The PMA Insurance Group	$4,941	$2,809
Run-off Operations	1,133	624
Corporate and Other	(5,721)	(5,506)
Realized gains (losses)	(265)	2,248
Pre-tax income	88	175
Income tax expense	71	111
Net income	$17	$64

Weighted average common shares outstanding:
Basic	31,723,431	31,343,246
Diluted	32,015,127	31,741,827

(1)
Operating income (loss), which is GAAP net income (loss) excluding net realized investment gains and losses, is the financial performance measure used by our management and our Board of Directors to evaluate and assess the results of our insurance businesses. As a result, we report operating results by segment in our segment footnote disclosures as required by SFAS No. 131 “Disclosure About Segments of an Enterprise and Related Information.” We use operating results as the measure of financial performance because (i) net realized investment gains (losses) are unpredictable and not necessarily indicative of current operating fundamentals or future performance and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains (losses) that do not relate to the operations of the individual segments. Operating income (loss) does not replace net income (loss) as the GAAP measure of our consolidated results of operations.

PMA Capital Corporation
Selected Financial Data
(Unaudited)

	Six Months ended June 30,
(dollars in thousands)	2005	2004

Direct premiums written:
The PMA Insurance Group	$199,194	$221,294
Run-off Operations	213	(47)
Corporate and Other	(414)	(375)
Consolidated direct premiums written	$198,993	$220,872

Net premiums written:
The PMA Insurance Group	$187,577	$217,248
Run-off Operations	6,433	(55,502)
Corporate and Other	(414)	(375)
Consolidated net premiums written	$193,596	$161,371

Revenues:
Net premiums earned:
The PMA Insurance Group	$170,241	$249,938
Run-off Operations	6,616	75,054
Corporate and Other	(414)	(375)
Consolidated net premiums earned	176,443	324,617
Net investment income	24,254	31,565
Realized gains	2,718	10,848
Other revenues	11,131	12,695
Consolidated revenues	$214,546	$379,725

Components of net income (loss):
Pre-tax operating income (loss) (1):
The PMA Insurance Group	$11,553	$9,368
Run-off Operations	(28,513)	9,570
Corporate and Other	(11,888)	(10,818)
Realized gains	2,718	10,848
Pre-tax income (loss)	(26,130)	18,968
Income tax expense (benefit)	(5,596)	6,751
Net income (loss)	$(20,534)	$12,217

Weighted average common shares outstanding:
Basic	31,559,468	31,338,824
Diluted	31,559,468	36,798,188

(1)
Operating income (loss), which is GAAP net income (loss) excluding net realized investment gains and losses, is the financial performance measure used by our management and our Board of Directors to evaluate and assess the results of our insurance businesses. As a result, we report operating results by segment in our segment footnote disclosures as required by SFAS No. 131 “Disclosure About Segments of an Enterprise and Related Information.” We use operating results as the measure of financial performance because (i) net realized investment gains (losses) are unpredictable and not necessarily indicative of current operating fundamentals or future performance and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains (losses) that do not relate to the operations of the individual segments. Operating income (loss) does not replace net income (loss) as the GAAP measure of our consolidated results of operations.

PMA Capital Corporation
GAAP Consolidated Balance Sheets
(Unaudited)

	June 30,	December 31,
(in thousands, except per share data)	2005	2004
Assets:
Investments:
Fixed maturities available for sale	$1,256,169	$1,304,086
Short-term investments	61,058	123,746
Short-term investments, loaned securities collateral	90,114	-
Total investments	1,407,341	1,427,832

Cash	30,464	35,537
Accrued investment income	14,147	15,517
Premiums receivable	183,713	197,831
Reinsurance receivables	1,129,857	1,142,552
Deferred income taxes	90,301	86,501
Deferred acquisition costs	34,655	31,426
Funds held by reinsureds	150,078	142,064
Other assets	169,028	174,725
Total assets	$3,209,584	$3,253,985

Liabilities:
Unpaid losses and loss adjustment expenses	$2,005,386	$2,111,598
Unearned premiums	175,025	158,489
Debt	211,853	214,467
Accounts payable, accrued expenses
and other liabilities	188,042	196,744
Funds held under reinsurance treaties	105,572	121,234
Dividends to policyholders	3,992	5,977
Payable under securities loan agreements	90,118	25
Total liabilities	2,779,988	2,808,534

Shareholders' Equity:
Class A Common stock	171,090	171,090
Additional paid-in capital	109,331	109,331
Retained earnings	189,109	213,313
Accumulated other comprehensive income (loss)	1,377	(1,959)
Treasury stock, at cost	(40,734)	(45,573)
Unearned restricted stock compensation	(577)	(751)
Total shareholders' equity	429,596	445,451
Total liabilities and shareholders' equity	$3,209,584	$3,253,985

Shareholders' equity per share	$13.47	$14.06

PMA Capital Corporation
GAAP Consolidated Statements of Operations
(Unaudited)

	Three months ended June 30,
(in thousands, except per share data)	2005	2004

Gross premiums written	$95,069	$24,449

Net premiums written	$83,387	$2,873

Revenues:
Net premiums earned	$88,720	$118,348
Net investment income	12,542	14,807
Net realized investment gains (losses)	(265)	2,248
Other revenues	4,939	5,872
Total revenues	105,936	141,275

Expenses:
Losses and loss adjustment expenses	63,261	87,471
Acquisition expenses	17,983	24,968
Operating expenses	18,802	24,755
Dividends to policyholders	1,762	946
Interest expense	4,040	2,960
Total losses and expenses	105,848	141,100

Pre-tax income	88	175

Income tax expense:
Current	-	64
Deferred	71	47
Total income tax expense	71	111

Net income	$17	$64

Net income per share:

Basic	$.00	$.00
Diluted	$.00	$.00

PMA Capital Corporation
GAAP Consolidated Statements of Operations
(Unaudited)

	Six Months ended June 30,
(in thousands, except per share data)	2005	2004

Gross premiums written	$216,382	$182,309

Net premiums written	$193,596	$161,371

Revenues:
Net premiums earned	$176,443	$324,617
Net investment income	24,254	31,565
Net realized investment gains	2,718	10,848
Other revenues	11,131	12,695
Total revenues	214,546	379,725

Expenses:
Losses and loss adjustment expenses	157,249	229,661
Acquisition expenses	36,654	72,203
Operating expenses	36,500	50,619
Dividends to policyholders	2,264	2,375
Interest expense	8,009	5,899
Total losses and expenses	240,676	360,757

Pre-tax income (loss)	(26,130)	18,968

Income tax expense (benefit):
Current	-	389
Deferred	(5,596)	6,362
Total income tax expense (benefit)	(5,596)	6,751

Net income (loss)	$(20,534)	$12,217

Net income (loss) per share:

Basic	$(0.65)	$0.39
Diluted	$(0.65)	$0.36